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

                                                          EXHIBIT NO. 11.01

                           PARK ELECTROCHEMICAL CORP.
                                AND SUBSIDIARIES

                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
               (Unaudited--in thousands, except per share amounts)

                                                       13 weeks ended
                                                   ----------------------
                                                    June 1,       June 2,
                                                      1997          1996
                                                    ------        ------
ADJUSTMENT OF NET EARNINGS:

Net earnings                                         $ 6,165       $ 3,125

Adjustments resulting from assumed
 conversion of 5.5% Convertible
 Subordinated Notes ("Notes"):
  Reduction of interest expense and
   amortization of deferred debt
   financing costs                                     1,343         1,355
  Related tax effect on above                           (470)         (474)
                                                     --------      --------
Net earnings, as adjusted                            $ 7,038       $ 4,006
                                                     ========      ========

ADJUSTMENT OF WEIGHTED AVERAGE
 NUMBER OF COMMON AND COMMON
 EQUIVALENT SHARES OUTSTANDING:

Weighted average number of common and
 common equivalent shares outstanding                 11,477        11,829

Add weighted average shares
 assumed to be issued upon:
  Conversion of Notes                                  2,370         2,370
  Exercise of stock options at period-end
   market price if higher than average
   market price for period                                17           -
                                                     --------      --------
Weighted average number of common
 and common equivalent shares
 outstanding, as adjusted                             13,864        14,199
                                                     ========      ========

Fully diluted earnings per share--
 as computed                                         $   .51       $   .28
                                                     ========      ========
Fully diluted earnings per share--
 as reported                                         $   .51       $   .26*
                                                     ========      ========
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*The results of the above computation for the 13 weeks ended June 2, 1996 is antidilutive; accordingly, the reported fully diluted earnings per share is equal to the reported primary earnings per share of $.26 per share.



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